BOARD OF DIRECTORS APPOINTS CHARLES KUMMETH AS CHIEF EXECUTIVE
                OFFICER AND DIRECTOR OF TECHNE CORPORATION

Minneapolis, Minnesota - March 18, 2013 - The Board of Directors of Techne Corporation announced today that Charles Kummeth has been appointed as the Company's Chief Executive Officer and a director of the Company, effective upon the commencement of his employment, which is expected to be April 1, 2013. Gregory J. Melsen, who has served as the Company's interim CEO since November 2012, will continue to serve as Vice President of Finance and Chief Financial Officer of the Company.

Mr. Kummeth has served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of the company's Laboratory Consumables Division from 2009 to September 2011. At Thermo Fisher Scientific, Mr. Kummeth led a team of thousands of employees to over a billion dollars in annual sales. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company's Medical Division from 2006 to 2008.

"We are very pleased to welcome Chuck as Techne's new CEO," commented Robert Baumgartner, Chairman of Techne's Board of Directors. "Chuck joins us with a tremendous executive track record of success and major accomplishments working for a range of businesses, including two Fortune 500 companies, and was directly responsible for driving growth for numerous multi-billion dollar businesses. He has global, successful P&L experience with extensive experience with mergers, acquisition integration, operations and deep international experience. Chuck has a warm personality and a natural instinct for leading teams and growing businesses."

Mr. Baumgartner continued, "We are also pleased to report Chuck knows Minneapolis and our local business community very well as he currently lives in the Minneapolis area and spent years here in post-graduate studies. As we transition to our new executive leadership, we want to thank Greg Melsen for his extraordinary efforts and leadership as interim CEO during the process. Greg has been a dedicated and effective leader managing this transition process and will continue in his key executive role as Vice President of Finance and CFO. Techne has a strong business with an excellent reputation that generates significant annual cash-flows. We are excited to focus on the next chapter of growth and opportunity for Techne under Chuck's leadership."

Mr. Kummeth stated, "I am extremely excited about joining Techne as their CEO. Techne has a strong legacy for innovation, quality and brand, all the components necessary to be successful in today's highly competitive but rapidly growing life science research markets. I look forward to leading the organization as Techne expands globally, particularly in Asia and emerging markets."

About Techne Corporation
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three operating subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries, Tocris Holding, Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research. Further information about the Company can be found at www.techne-corp.com.


Forward-Looking Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker's current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words "believe," "expect," "anticipate" or "intend" or similar words. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of new leadership, the introduction and acceptance of new biotechnology and hematology products, implementation and execution of global expansion plans, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.



Contact
Gregory J. Melsen
Interim Chief Executive Officer and Chief Financial Officer
Techne Corporation
(612) 379-8854